Exhibit 99.1

Bitmis Corp. announces the completion of the reverse merger with Cambell International Holding Limited on December 30, 2022

DATE: December 30, 2022

FOR IMMEDIATE RELEASE

Panjin City, Liaoning Province, Dec. 30, 2022 (GLOBE NEWSWIRE) -- Bitmis Corp. (OTC Expert Market: BIMT) announced today, December 30, 2022, that it has completed the reverse merger with Cambell International Holding Limited.

After the reverse merger, through our subsidiaries and interest in a variable interest entity in the Peoples Republic of China, primarily LiaoNing KangBaiEr Biotechnology Development Co., Ltd., we will be focused on the research and development of extraction processes of natural β -carotene, as well as the production, distribution marketing and sales of natural β -carotene health food products. Natural β -carotene is a safe source of vitamin A which is an essential nurturant important for vision, growth, cell division, reproduction and immunity as well as containing antioxidant properties which offer protection from diabetes, heart disease and cancer.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations, or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations, and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations, or intentions will prove to be accurate.

For more information:

Bitmis Corp.

Email: Inkangbaier@163.com